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                                                                    EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 33- 79452) and related Prospectus of Healthcare Realty Trust Incorporated for the registration of 1,000,000 shares of its common stock of our report dated February 4, 1997 (except for the disclosures with respect to the 1997 Secondary Offering of stock referred to in Notes 1, 4, and 12, as to which the date is March 10, 1997), with respect to the consolidated financial statements of Healthcare Realty Trust Incorporated incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission




                                             Ernst & Young LLP


Nashville, Tennessee
April 7, 1997